Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

MamaMancini’s Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.00001 par value per share	457(c) and 457(h)	3,631,081	(3)	$1.79	(2)	$6,499,635	(4)	0.0001102	$716.26
Total Offering Amounts							$6,499,635			$716.26
Total Fee Offsets (5)										—
Net Fee Due										$716.26

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2021 Incentive Stock and Award Plan (the “2021 Plan”) and by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Pursuant to Rules 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee and is based upon the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Market on March 3, 2023, which date is within five business days prior to filing this Registration Statement.
(3)	Consists of (i) 3,631,081 additional shares of the Registrant’s common stock that became available for issuance under the 2021 Plan and by operation of an automatic annual increase provision therein.
(4)	Pursuant to Rule 457(h) under the Securities Act, the aggregate offering price and the fee have been computed upon the basis of Rule 457(c).
(5)	The Registrant does not have any fee offsets.